Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

March 22, 2024

Nasdaq, Inc.

151 West 42nd Street

New York, NY 10036

Ladies and Gentlemen:

We have acted as special New York counsel to Nasdaq, Inc., a Delaware corporation (the “Company”), in connection with the offering of 31,000,000 shares of common stock, par value $0.01 per share, of the Company (the “Shares”) by Borse Dubai Limited (the “Selling Shareholder”), which includes 4,043,478 Shares allocated to the underwriters’ option to purchase additional Shares, pursuant to the Underwriting Agreement (the “Underwriting Agreement”) dated as of March 19, 2024, by and among the Company and Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC, as representatives of the Underwriters listed on Schedule 1 to the Underwriting Agreement (the “Underwriters”). The Shares were offered and sold pursuant to the Company’s automatic shelf registration statement on Form S-3 filed with the Securities and Exchange Commission (the “SEC”), which was effective upon filing (Registration No. 333-255666) (the “Registration Statement”), and were offered pursuant to a prospectus supplement, dated March 19, 2024, and a base prospectus, dated April 30, 2021, filed by the Company with the SEC pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering this opinion, we have examined and relied on (i) the Registration Statement; (ii) the prospectus of the Company, dated April 30, 2021 (the “Base Prospectus”), as supplemented by the prospectus supplement, dated March 19, 2024, as filed in final form with the SEC on March 21, 2024, pursuant to Rule 424(b)(7) under the Securities Act (such Base Prospectus and prospectus supplement, the “Prospectus”); (iii) the free writing prospectus relating to the Shares, dated March 19, 2024 and filed with the SEC pursuant to Rule 433 under the Securities Act; (iv) an executed copy of the Underwriting Agreement; (v) a copy of certain resolutions of the Board of Directors of the Company relating to the registration of the Shares; (vi) the Amended and Restated Certificate of Incorporation of the Company, as in effect as of the date hereof; and (vii) the Bylaws of the Company, as in effect as of the date hereof.

In making such examination and rendering the opinion set forth below, we have assumed without verification (a) the genuineness of all signatures; (b) the authenticity of all documents submitted to us as originals; (c) the authenticity of the originals of such documents submitted to us as certified copies; (d) the conformity to originals of all documents submitted to us as copies; (e) the authenticity of the originals of such documents; (f) that all documents submitted to us as certified copies are true and correct copies of such originals; (g) the legal capacity of all individuals executing any of the foregoing documents; and (h) the truth, accuracy and completeness of the information, representations and warranties contained in the agreements, records, documents, instruments and certificates we have reviewed.

Based upon and subject to the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations set forth in this opinion letter, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.

This opinion is subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, voidable transfer, reorganization, liquidation, moratorium or other similar laws relating to or affecting the rights or remedies of creditors generally, (ii) the application of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing. Furthermore, the manner in which any particular issue relating to this opinion would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved choose to exercise the wide discretionary authority generally available to it.

March 22, 2023

We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

This opinion letter speaks only as of its date and is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K relating to the Shares, which is incorporated by reference in the Registration Statement. In addition, we consent to the use of our name in the prospectus supplement forming a part of the Registration Statement under the caption “Legal Matters.” In giving such consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours, /s/ Wachtell, Lipton, Rosen & Katz